UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 15, 2012

Patriot Coal Corporation

(Exact name of registrant as specified in its charter)

Delaware	001-33466	20-5622045
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

12312 Olive Boulevard, Suite 400 St. Louis, Missouri	63141
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (314) 275-3600

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

On November 15, 2012, Patriot Coal Corporation (“Patriot”) and Ohio Valley Environmental Coalition, Inc., West Virginia Highlands Conservancy, Inc. and Sierra Club (collectively, the “Plaintiffs”) entered into an agreement (the “Settlement Agreement”) pursuant to which the parties agreed to extend the deadlines by which certain Patriot subsidiaries must install selenium treatment technology at select outfalls that are the subject of lawsuits previously brought by the Plaintiffs against Patriot and certain of its subsidiaries. Pursuant to the Settlement Agreement, the parties committed to jointly petition the U.S. District Court for the Southern District of West Virginia (the “U.S. District Court”) to extend by twelve months the compliance schedules for each category of outlets included under the comprehensive consent decree (the “Consent Decree”) entered by the U.S. District Court in March 2012 in settlement of a lawsuit filed by the Plaintiffs during February 2011. In addition, the parties agreed to request the U.S. District Court to extend until August 1, 2014 the compliance deadline for Hobet Mining, LLC (“Hobet”) to achieve compliance with selenium limitations pursuant to an October 8, 2010 order issued in connection with an October 2009 lawsuit filed by the Plaintiffs.

Under the terms of the Settlement Agreement, Patriot and the Plaintiffs agreed to the following:

•	The parties will request the U.S. District Court to adjust downward the letter of credit requirement applicable to the fluidized bed reactor water treatment facility being constructed by Apogee Coal Company, LLC and the ABMet selenium water treatment facility being developed by Hobet.

•	Patriot and its subsidiaries may continue to conduct surface mining pursuant to large-scale surface mining permits currently in effect or in the future through certain small-scale surface mining. However, any surface mining production by Patriot or its subsidiaries shall be subject to a decreasing annual cap, and shall not exceed 3 million tons per year beginning in 2018.

•	Patriot and its subsidiaries shall not submit any new applications for Clean Water Act Section 404 permits for valley fills associated with surface mining.

•	Patriot and its subsidiaries may continue to pursue a pending Clean Water Act Section 404 permit for the Huff Creek surface mine.

•	Patriot will further require its subsidiaries to withdraw pending Section 404 permit applications submitted for the South Area surface mine and Hill Fork surface mine, to terminate Colony Bay Coal Company’s Section 404 permit for the Central Area surface mine and to retire within sixty days the drag line used at the Paint Creek mining complex and by December 31, 2015 the drag line at the Corridor G mining complex. Patriot also will not enter into any new agreement to allow its preparation plants or railroad facilities to be used to support large-scale surface mining by third parties.

•	Patriot will require Hobet to bring one of its outfalls into compliance by August 1, 2014 and to evaluate the feasibility of bringing a second outfall into compliance by the same date.

•	Patriot and its subsidiary Jupiter Holdings, LLC will seek regulatory approval to reduce the disturbance required to reclaim the Jupiter Callisto mining complex.

Also on November 15, 2012, Patriot, along with its subsidiaries Apogee Coal Company, LLC, Catenary Coal Company, LLC and Hobet, and the Plaintiffs lodged a proposed modification to the Consent Decree (the “Modified Consent Decree”) in the U.S. District Court reflecting the terms of the Settlement Agreement that are relevant to the Consent Decree.

The Settlement Agreement and Modified Consent Decree must be approved by the U.S. Bankruptcy Court for the Southern District of New York before they become effective. In addition, the effectiveness of the Settlement Agreement is contingent upon the U.S. District Court modifying the Consent Decree and October 8, 2010 Order in accordance with the Settlement Agreement, and is also subject to a public comment period.

This description is a summary and does not purport to be a complete description of the Settlement Agreement or the Modified Consent Decree. It is qualified in its entirety by reference to the Settlement Agreement and the Modified Consent Decree, which are attached hereto as Exhibit 10.1 and Exhibit 10.2, respectively, and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

10.1	Global Settlement Agreement between Ohio Valley Environmental Coalition, Inc., West Virginia Highlands Conservancy, Inc. and Sierra Club and Patriot Coal Corporation.

10.2	Modified Consent Decree between Ohio Valley Environmental Coalition, Inc., West Virginia Highlands Conservancy, Inc. and Sierra Club and Patriot Coal Corporation, Apogee Coal Company, LLC, Catenary Coal Company, LLC and Hobet Mining, LLC.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: November 20, 2012

PATRIOT COAL CORPORATION

By:	/s/ John E. Lushefski
John E. Lushefski
Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Global Settlement Agreement between Ohio Valley Environmental Coalition, Inc., West Virginia Highlands Conservancy, Inc. and Sierra Club and Patriot Coal Corporation.

10.2	Modified Consent Decree between Ohio Valley Environmental Coalition, Inc., West Virginia Highlands Conservancy, Inc. and Sierra Club and Patriot Coal Corporation, Apogee Coal Company, LLC, Catenary Coal Company, LLC and Hobet Mining, LLC.